Exhibit 99.1

Nightfood Adds 5-Hour Energy Co-Founder Tom Morse to
Board of Directors

Consumer Goods Visionary Joins Fast-Growing Snack Brand
Intent on Pioneering a Billion-Dollar Night Snack Category

Tarrytown, NY, August 18, 2021 – Nightfood Holdings, Inc. (OTCQB: NGTF), the better-for-you snack company addressing America’s $50 billion night snack problem, today announced the addition of consumer goods veteran, and co-founder of 5-Hour Energy, Tom Morse to the Company’s Board of Directors.

This addition to the Board of Directors continues a transformational year for the fast-growing brand. In the last 4 months, Nightfood announced its highest-revenue quarter, highest-revenue year, established distribution in over 1,000 Walmart stores and closed a $4.5 million financing/refinancing round to strengthen the balance sheet and eliminate all corporate debt.

Nutrition impacts sleep quality. It is estimated that over 85% of adults snack regularly at night, combining to spend over $1 billion weekly on nighttime snacks. Researchers believe that cravings for sweets and fats naturally peak at night, which explains why the most popular choices are cookies, chips, and ice cream. These are understood to be both unhealthy and disruptive to sleep quality. Not surprisingly, most night snackers report feeling guilty about their nighttime snacking.

Nightfood believes that it is the only company directly addressing this $50 billion consumer spend, and the impact of nutritional choices on sleep quality. The Company’s night snacks are formulated by sleep experts and nutritionists to support better sleep rather than disrupting it. In addition to existing supermarket availability, management believes there is significant opportunity to add distribution for their sleep-friendly snacks in thousands of hotel lobby pantry stores across the country.

“This has been a very exciting and transformational year,” commented Sean Folkson, Chief Executive Officer of Nightfood. “Adding Tom Morse to our Board of Directors is another monumental step forward on our path to defining the next great consumer category. I believe our shareholders will greatly benefit from his experience having led 5-Hour Energy and its parent, Living Essentials, through product conceptualization, development, launch, and rapid growth, as well as his successes since. We see the night snack category about to enter a growth phase. With Tom on the team, I expect Nightfood will continue to drive the growth of the category, firmly in the leadership position.”

In addition to seven years at the helm launching 5-Hour Energy, Morse more recently co-founded Zolli Candy, a fast-growing better-for-you candy brand available in CVS, Rite-Aid, Walmart, Kroger, H-E-B, Whole Foods, and many other retailers across the country.

“I see a reshaping of the snack landscape with a new category to solve consumers’ night snack problem,” stated Mr. Morse. “Almost half of all snacking takes place between dinner and bed. Providing snacks specifically for nighttime nutritional needs, starting with ice cream, allows consumers to satisfy nighttime cravings while supporting better sleep. They can feel better about their night snacking and feel better about themselves for making the sleep-friendly choice.”

Morse, a long-time night snacker, had previously served as an advisor to the Company. Through this appointment, he joins Nisa Amoils and Dr. Thanuja Hamilton on the Nightfood Board of Directors, along with founder and CEO Folkson.

Nightfood: Pioneering the Night Snacks Category

It is estimated that over 85% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. Consumers struggle to make the right choices, but humans are hard-wired to crave sweets and fats at night. Instead of reaching for the healthiest options, the most popular night snacks are cookies, chips, and ice cream. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep due to excess fat and sugar consumed before bed.

Nightfood is pioneering the category of night snacks. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive characteristics, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality. Having a night snack is no longer the problem it once was.

Unlike regular ice cream, Nightfood was formulated to contain more tryptophan, vitamin B6, calcium, magnesium, zinc, prebiotic fiber, and casein protein. It also has less sugar, less fat, and a lower glycemic profile. Because of its great taste and unique nutritional profile, Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association and is the recommended ice cream for pregnant women.

The brand won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood ice cream is available in divisions of Walmart, Kroger, Albertson’s, and H-E-B, as well as many regional supermarket chains and independent retailers, and select hotel locations.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains "forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell
Notably

media@Nightfood.com
215-760-7547

Investor Contact:

Tirth T. Patel
LHA Investor Relations

tpatel@lhai.com

212-201-6614